UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GABELLI DIVIDEND & INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

THE GABELLI DIVIDEND & INCOME TRUST
One Corporate Center Rye, NY 10580-1422 t 914.921.5070 GABELLI.COM

STOP SABA

➢	Saba Capital is an activist hedge fund that is in the business of targeting the closed-end fund industry.

➢	We believe they are a “value extractor”—not a long-term value creator and investor.

➢	Their commitment is not to you, but to their hedge funds.

➢	Certain market commentary has described Boaz Weinstein, founder of Saba Capital, as a “chancer”—a term commonly used to describe someone who seek to exploit opportunities and structural inefficiencies to advance their own objectives.[1]

➢	Saba has been selling shares of GDV since July 2025 —despite claiming alignment with GDV shareholders. Are those the actions of someone aligned with fund shareholders? We believe those are the actions of an opportunistic activist investor.

➢	If you vote on Saba’s “GOLD” proxy card, you will be DISENFRANCHISED as to your ability to elect a full slate of trustees because Saba has only nominated one nominee and their proxy card names only that nominee.

How do you protect your investment?

✓	Sign, date, and mail all WHITE proxy cards you receive, with a vote FOR the election of Frank J. Fahrenkopf, Jr., Colin J. Kilrain, Salvatore J. Zizza, and Anthony S. Colavita—who have extensive experience and service with registered closed-end funds generally and with this Fund, its objective, strategies and service providers.

✓	Do not sign or vote any Gold proxy card sent to you by Saba. Doing so—even an “Against” or “Abstain” vote on Saba’s Gold proxy card—could negate your support of your Fund’s Board of Trustees.

[1]	Martin Vander Weyer, “Is this trust raider a hero or a chancer?”, The Spectator, January 25, 2025, page 28

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Important!

Regardless of how many shares you own, your vote is very important. Please sign, date, and mail the WHITE proxy card.

Please vote each WHITE proxy card you receive since each account must be voted separately. Only your latest dated proxy counts. We urge you not to sign any Gold proxy card sent to you by Saba.

Even if you have sent a Gold proxy card to Saba, you have every right to change your vote. You may revoke that proxy and vote as recommended by your Board by signing, dating, and mailing the WHITE proxy card in the postage-paid envelope.

If your shares are held in the name of a brokerage firm or bank, please sign, date, and mail the WHITE voting instruction card in the postage-paid envelope to give your broker or bank specific instructions on how to vote your shares. Depending on your broker or custodian, you may be able to vote by toll-free telephone or via the internet—please refer to the voting card for details. You may also vote by signing, dating, and returning the voting card.

We are available to address any questions on how to vote your shares. Please call our proxy solicitation firm, EQ Fund Solutions, at 1 (888) 548-6498.

Trust your Fund.

We thank you for your continued support.

Unanimously,

Your Board of Trustees

Your vote is important,

please vote your WHITE proxy card today!

Support your Fund!

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